Exhibit 99.1

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR

THE YEAR ENDED DECEMBER 31, 2006

January 30, 2007. Midlothian, Virginia. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended December 31, 2006 of $301,000 or $0.11 per fully diluted share, compared to net income of $368,000 or $0.18 per fully diluted share for the same period in 2005. For the year ended December 31, 2006, net income was $1,399,000 or $0.59 per fully diluted share, up 14% from net income of $1,231,000 or $0.61 per fully diluted share for the year ended December 31, 2005.

Mr. Winfree commented, “While we are very pleased with our performance in 2006, we know we can do better. Our strategy for the past several years has been to grow rapidly and accept moderate earnings growth as a result. In 2007 we will focus more of our attention on improving earnings rather than growth. This does not mean that we will abandon our past strategy of high growth. As I have said in the past, we strongly believe a balance between earnings and investing in growth is in the best long-term interest of our shareholders.”

Continued...

Craig D. Bell, Chairman of the Board of Directors, added, “Our goal as a community bank has not wavered since we opened our doors in 1999. Our goal is to become the premier community bank serving the Richmond metropolitan area. To do this we will have to provide excellent service at a fair price, always mindful that we must obtain a return on investment that will reward our shareholders.”

The Company’s primary source of income, net interest income, increased from $2,217,000 for the fourth quarter of 2005 to $2,760,000 for the fourth quarter of 2006, and from $7,048,000 for the 2005 year to $10,232,000 for 2006. This significant increase in net interest income was primarily a result of additional interest income arising from an increase in loans, from $170,447,000 at December 31, 2005 to $238,498,000 at December 31, 2006, as well as rising short-term interest rates precipitated by increases in interest rates by the Federal Reserve Bank during 2006.

The mortgage company earnings for the fourth quarter of 2006 amounted to $40,000 as compared to $31,000 for the same period in 2005. However, for the year ended December 31, 2006, the mortgage company had net income of $12,000 compared to $127,000 in 2005. Increasing interest rates during 2006 had a negative affect on our mortgage banking business with loan volume decreasing to $63 million in 2006 from $81 million in 2005.

Growth has been the key to our improved profitability. In 2006, Village Bank added three new branches, bringing the total to nine branches. Two of these branches were our first branches outside of Chesterfield County, one in the west-end of Richmond at the Shoppes at Willow Lawn and the other in Powhatan County. Total assets of the Company amounted to $291,218,000 at December 31, 2006, up from $214,975,000 at December 31, 2005, an increase of $76,243,000, or 35%. In 2005, the Company’s total assets grew 34%, growing from $160,305,000 at December 31, 2004 to $214,975,000 at December 31, 2005. This growth was planned and designed to make Village Bank the premier community bank in the Richmond metropolitan area.

In addition to the increase in loans of $68,051,000 during 2006, deposits increased by $66,557,000, or 36%. Demand deposit accounts continue to represent the smallest deposit type, comprising 20% of total deposits at December 31, 2006. However, we expect demand deposits to increase as we open new branches. This is important as demand deposits represent the lowest cost of funds for Village Bank.

Continued...

Stockholders’ equity totaled $25,644,000 at December 31, 2006, which represented a book value of $10.01 per share. This represents an increase of $0.76 per share over the $9.25 book value per share at December 31, 2005. For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $30,644,000. At December 31, 2006, the Bank exceeded all regulatory capital requirements.

Mr. Winfree concluded, “As always we would like to thank our customers and shareholders for their support of our vision of what community banking should be. With your support we have developed a strong sense of ‘Village Pride’”.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has nine branch offices. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Continued...

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,
	2006	2005
Balance Sheet Data	(Unaudited)

Total assets	$ 291,218	$ 214,975
Investment securities	12,788	2,982
Loans held for sale	3,149	2,860
Loans, net	238,498	170,447
Deposits	253,310	186,753
Borrowings	9,859	9,642
Stockholders' equity	25,644	17,152
Book value per share	$ 10.01	$ 9.25
Total shares outstanding	2,562,088	1,854,618

Asset Quality Ratios

Allowance for loan losses to loans	1.06%	1.12%
Nonperforming assets to loans	1.16%	1.06%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Selected Operating Data	(Unaudited)		(Unaudited)

Interest income	$ 5,467	$ 3,776	$ 19,019	$ 11,925
Interest expense	2,707	1,559	8,787	4,877
Net interest income before
provision for loan losses	2,760	2,217	10,232	7,048
Provision for loan losses	315	178	796	461
Noninterest income	667	740	2,483	2,890
Noninterest expenses	2,674	2,388	9,817	7,778
Income tax expense	137	23	703	468
Net income	301	368	1,399	1,231
Income per share
Basic	$ 0.12	$ 0.20	$ 0.62	$ 0.68
Diluted	$ 0.11	$ 0.18	$ 0.59	$ 0.61

Performance Ratios
Return on average assets	0.43%	0.68%	0.57%	0.67%
Return on average equity	4.68%	8.72%	6.28%	7.50%
Net interest margin	4.27%	4.50%	4.48%	4.15%
Efficiency	78.03%	80.84%	77.21%	78.26%

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